Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Jurisdiction or Organization
Depo DR Sub, LLC	Delaware
ASIO Holdings, LLC	Texas
Assertio Management, LLC	Delaware
Assertio Distribution, LLC	Delaware
Alligator IP, LLC	Delaware
Zyla Life Sciences, LLC	Delaware
Zyla Life Sciences US, LLC	Delaware
Assertio Specialty Pharmaceuticals, LLC	Delaware
Spectrum Pharmaceuticals, Inc.	Delaware
Spectrum Pharmaceuticals International Holdings, LLC	Delaware
Spectrum Oncology Private Limited	India
Allos Therapeutics, Inc.	Delaware
Talon Therapeutics, Inc.	Delaware